SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                               -------------


                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported): June 15, 2001


                            CENDANT CORPORATION
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             (Exact Name of Registrant as Specified in Charter)


           Delaware                      1-10308                 06-0918165
          ----------                    ---------               ------------
(State or Other Jurisdiction of        (Commission             (IRS Employer
        Incorporation)                File Number)          Identification No.)


            9 West 57th Street New York, New York            10019
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         (Address of principal executive offices)          (zip code)


     Registrant's telephone number, including area code: (212) 314-1800


                               Not Applicable
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       (Former Name or Former Address, if Changed Since Last Report)




Item 5.  Other Events.

         On June 18, 2001, Cendant Corporation ("Cendant") and Galileo International, Inc. ("Galileo") issued a joint press release announcing that they had entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 15, 2001, pursuant to which Galaxy Acquisition Corp., a subsidiary of Cendant ("Merger Sub"), will merge with and into Galileo with Galileo as the surviving corporation (the "Merger"). Following the Merger, Galileo will be a wholly owned subsidiary of Cendant.

         In the Merger, Cendant will acquire all of the outstanding common stock of Galileo at an expected value of $33 per share, or approximately $2.9 billion. Cendant will also assume about $600 million of Galileo net debt. The transaction, which is expected to close in the fall of 2001, is subject to customary regulatory approvals and the approval of Galileo's stockholders.

         Under the terms of the Merger Agreement, Galileo stockholders will receive a combination of Cendant common stock and cash with an expected value of $33 per Galileo share. Galileo stockholders will receive 80.5 percent of the purchase price through a tax-free exchange of Cendant common stock with a market value of $26.565 per Galileo share, subject to a collar. The number of shares will fluctuate within a collar of $17 to $20 per Cendant share from 1.563 Cendant shares per Galileo share if the average price of Cendant shares is $17 per share during the measurement period to 1.328 Cendant shares per Galileo share if the average price per Cendant share is $20 during the measurement period.

         The remainder of the purchase price, $6.435 per Galileo share or approximately $562 million in the aggregate, will be paid in cash. The cash portion of the consideration is limited to 19.5 percent of the value of the transaction on the closing date of the total consideration to be paid to Galileo stockholders. The effect of the 19.5 percent limitation is that the cash portion of the consideration will be reduced if it ever exceeds 19.5 percent of the value on the closing date of the total consideration to be paid to Galileo stockholders. This limitation is intended to preserve the tax-free nature of the stock portion of the consideration being paid to Galileo stockholders.

         If the average Cendant stock price per share is at or below $14 over the period that is used to measure the exchange ratio, Galileo will have a right to terminate the transaction.

         United Air Lines, Inc. ("UAL"), the largest stockholder of Galileo with approximately 18% of the outstanding shares, and a wholly owned subsidiary of UAL, have entered into a Transaction Support Agreement, dated June 15, 2001 (the "Support Agreement") with Cendant to support the transaction and has provided Cendant with a proxy to vote the Galileo shares owned by UAL in favor of the transaction. United may terminate the Support Agreement and revoke its proxy if Galileo's Board of Directors withdraws its recommendation of the Merger Agreement in favor of a Superior Proposal (as defined in the Merger Agreement) or if the Merger Agreement is amended and United determines that the amendment is adverse in a material respect to it.

         Galileo and Cendant also entered into a Stock Option Agreement, dated June 15, 2001 (the "Option Agreement") pursuant to which Galileo granted to Cendant an irrevocable option to purchase under certain circumstances up to 19.5% of Galileo's outstanding common stock, subject to customary adjustments, at a purchase price per share equal to $33.00. Cendant may exercise the option in the event that the Support Agreement is terminated in accordance with its terms.

         The foregoing description of the Merger Agreement, the Stock Option Agreement and the Support Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, the Stock Option Agreement and the Support Agreement, copies of which are filed as exhibits to this report and incorporated herein by this reference.

         A copy of the joint press release issued in connection with the execution of the Merger Agreement is attached hereto as Exhibit 99.3 and incorporated herein by reference.

         Free copies of Cendant Corporation's filings with the SEC may also be obtained from Cendant Corporation via its web site at http://www.cendant.com or by directing a request to Investor Relations, Cendant Corporation, 9 West 57th Street, New York, NY 10019, telephone:
(212) 413-1845.


ITEM 7.  Financial Statements and Exhibits.

(a)    Exhibits:

         Number                     Description

         2.1 Agreement and Plan of Merger, dated as of June 15, 2001, by and among Cendant Corporation, Galaxy Acquisition Corp. and Galileo International, Inc.

         99.1 Stock Option Agreement, dated as of June 15, 2001, by and between Galileo International, Inc. and Cendant
                  Corporation.

         99.2 Transaction Support Agreement, dated as of June 15, 2001, by and among Cendant Corporation, United Air Lines, Inc. and Covia, LLC.

         99.3 Joint Press Release, dated June 18, 2001, of Cendant Corporation and Galileo International, Inc.



                                 SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      CENDANT CORPORATION

                                      By:   /s/ James E. Buckman
                                           ------------------------------
                                      Name:  James E. Buckman
                                      Title: Vice Chairman, General Counsel
                                               and Assistant Secretary


Date: June 18, 2001



                             INDEX TO EXHIBITS

         Number             Description

         2.1 Agreement and Plan of Merger, dated as of June 15, 2001, by and among Cendant Corporation, Galaxy Acquisition Corp. and Galileo International, Inc.

         99.1 Stock Option Agreement, dated as of June 15, 2001, by and between Galileo International, Inc. and Cendant
                  Corporation.

         99.2 Transaction Support Agreement, dated as of June 15, 2001, by and among Cendant Corporation, United Air Lines, Inc. and Covia, LLC.

         99.3 Joint Press Release, dated June 18, 2001, of Cendant Corporation and Galileo International, Inc.